                                                                      EXHIBIT 11
           AMERICAN TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE



                                                      For the three months ended                    For the six months ended
                                                ---------------------------------------     ---------------------------------------
                                                 January 31, 2000     January 31, 2001      January 31, 2000      January 31, 2001
                                                -----------------     -----------------     -----------------     -----------------
COMPUTATION OF NET LOSS PER SHARE
    Net loss                                              ($2,603)              ($2,634)              ($5,810)              ($8,205)
                                                =================     =================     =================     =================
WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING                                 50,058                69,071                49,372                67,654
                                                =================     =================     =================     =================

BASIC LOSS PER COMMON SHARE                                ($0.05)               ($0.04)               ($0.12)               ($0.12)
                                                =================     =================     =================     =================
COMPUTATION OF DILUTED LOSS PER SHARE
    Net loss                                              ($2,603)              ($2,634)              ($5,810)              ($8,205)
    Dividends not incurred upon assumed
      conversion of convertible preferred
      stock                                                    84                    32                   177                    93
                                                -----------------     -----------------     -----------------     -----------------
    Net loss applicable to common stockholders
      used for computation                                ($2,519)              ($2,602)              ($5,633)              ($8,112)
                                                =================     =================     =================     =================
    Weighted average number of shares of common
      stock outstanding                                    50,058                69,071                49,372                67,654

    Weighted average incremental shares
      outstanding upon assumed conversion of
      options and warrants                                  5,856                   417                 5,066                   877

    Weighted average incremental shares
      outstanding upon assumed conversion of
      convertible preferred stock                           6,391                 3,517                 6,391                 5,033
                                                -----------------     -----------------     -----------------     -----------------
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                              62,305                73,005                60,829                73,564
                                                =================     =================     =================     =================

DILUTED LOSS PER COMMON SHARE AND COMMON        =================     =================     =================     =================
  SHARE EQUIVALENT                                         ($0.04)               ($0.04)               ($0.09)               ($0.11)
                                                =================     =================     =================     =================
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(a) This calculation is submitted in accordance with Item 601 (b) (11) of
    Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.